NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Marcel Martin Chief Financial Officer and Vice President of Finance Haynes International, Inc. 765-456-6129

HAYNES INTERNATIONAL, INC. REPORTS FOURTH-QUARTER AND FISCAL 2005 FINANCIAL RESULTS

•	Net income of $1.8 million or $0.18 per diluted share for the fourth quarter of fiscal 2005 compared to net loss for the fourth quarter of fiscal 2004 of $(3.5) million(1)or $(0.35)(1) per diluted share.

•	Gross margin for the fourth quarter of fiscal 2005 was $14.3 million or 15.3% of net revenues compared to gross margin for the fourth quarter of fiscal 2004 of $6. 4million(1) or 9.3% of net revenues.(2)

•	The fourth quarter of fiscal 2005 was negatively impacted by unplanned equipment outages and increased energy costs. These costs combined to reduce gross margin by $4.0 million or 4.3% of net revenues for the quarter.

•	Net loss of $(4.1) million or $(0.41) per diluted share for fiscal 2005 compared to net loss for fiscal 2004 of $(5.4) million(1) or $ (0.54)(1) per diluted share.

•	Gross margin for fiscal 2005 was $36.3 million or 11.2% of net revenues compared to gross margin for fiscal 2004 of $31.3 million(1) or 13.4% of net revenues.(2)

•	Backlog has increased by $94.9 million or 101.5% since September 30, 2004 to finish at $188.4 million at September 30, 2005.

(1)	Prepared on pro forma basis. See Schedules One, Two, Three and Four.

(2)	Gross margin for the fourth quarter of fiscal 2005 was reduced by $1.2 million, or 1.3% of net revenues, due to fresh start accounting adjustments as a result of the Company's emergence from bankruptcy. Similarly, gross margin for the fourth quarter of fiscal 2004 was reduced by $5.9 million of fresh start accounting adjustments, or 8.6% of net revenues. Gross margin for fiscal 2005 was reduced by $30.2 million of fresh start accounting adjustments, or 9.3% of net revenues, while gross margin in fiscal 2004 was reduced by $9.5 million in fresh start accounting adjustments, or 4.1% of net revenues. See Schedule Five for list of fresh start accounting adjustments.

KOKOMO, IN, December 1, 2005 — Haynes International, Inc. (HYNI.PK) today reported revenues of $93.1 million for the three months ended September 30, 2005 and net income of $1.8 million, or $0.18 per diluted share. For the full fiscal year revenues totaled $325.0 million, with a net loss for the year of $(4.1) million, or $(0.41) per diluted share.

“While we are pleased with the overall financial performance for 2005, the fourth quarter was plagued with unplanned equipment downtime which adversely affected profitability,” said Francis Petro, Haynes’s President and Chief Executive Officer. “Since the reorganization of the Company in fiscal 2004, our on-going capital upgrade program is addressing the plant equipment issues, and with improving market conditions, we are better positioned than ever to capitalize on future growth opportunities and pursue options that we believe will deliver value to our shareholders. We believe that demand will continue to increase in fiscal 2006 and we anticipate that the capital upgrade program will serve to reduce unplanned downtime, increase our production capacity to satisfy expected market growth, and reduce the manufacturing costs associated with these products.”

Financial Results Presentation
The Company emerged from Chapter 11 bankruptcy on August 31, 2004 pursuant to a plan of reorganization. The Company's historical results for the period from October 1, 2003 through August 31, 2004 (the "predecessor Company") are being presented along with the Company's financial results from September 1, 2004 through September 30, 2004, and for the fourth quarter and full year of fiscal 2005 (the "successor Company"). As of August 31, 2004, the effective date of the plan of reorganization, the successor Company began operating under a new capital structure and adopted fresh start reporting for its financial statements. Because of the emergence from bankruptcy and adoption of fresh start reporting, the predecessor Company's historical financial information is not comparable to the successor Company's financial information for periods after August 31, 2004.

The Company is providing certain supplemental comparative financial information on a pro forma and combined basis for the predecessor Company and the successor Company for the fourth quarter and full year of fiscal 2004. This pro forma and combined financial information is presented on a consolidated basis as if the plan of reorganization were effective at the beginning of fiscal 2004. The usefulness of this information may be limited due to the aforementioned factors, including the application of fresh start reporting. Unless otherwise indicated, references in this press release to results for the fourth quarter and full year of fiscal 2004 reflect pro forma or combined results of the predecessor and successor Company and are unaudited.

Quarter to Quarter Comparison   (Information for the fourth quarter of fiscal 2004 is presented on a pro forma basis. See Schedules One, Two, and Four.)

Revenue.   Net revenues increased by $24.9 million or 36.5% to $93.1 million in the fourth quarter of fiscal 2005 from $68.2 million in the fourth quarter of fiscal 2004. Volume increased 26.0% to 5.3 million pounds in the fourth quarter of fiscal 2005 from 4.2 million pounds in the fourth quarter of fiscal 2004. The average selling price per pound (“ASP”) increased 8.3% to $17.57 per pound in the fourth quarter of fiscal 2005 from $16.22 per pound in the fourth quarter of fiscal 2004. The increase in ASP is due to the increase in the fourth quarter of fiscal 2005 of raw material costs and growing demand for the Company’s products. On November 5, 2005, the Company acquired certain assets of The Branford Wire and Manufacturing Company and its affiliates (the “Branford Acquisition”). Wire sales for the fourth quarter of fiscal 2005 were $4.2 million and reflected 1.1 million pounds of product compared to zero for the fourth quarter of fiscal 2004. Excluding the effects of the Branford Acquisition, volume was basically unchanged quarter to quarter and ASP increased 30.5% for the fourth quarter of fiscal 2005 versus the fourth quarter of fiscal 2004. The lack of growth in volume quarter to quarter despite the increase in backlog noted below, was largely attributable to the unplanned equipment outages, as discussed below under “Fourth Quarter Events.”

The per share earnings for the quarter of $0.18 per diluted share proved higher than the estimated range of a $0.13 to $0.15 per diluted share announced in the press release of November 18, 2005. The higher than anticipated earnings per diluted share resulted from a change in recording of the difference between the actuarially determined U.K. pension plan expense and the actual U.K. pension expense payments from Other Comprehensive Income to the Statement of Operations.

Fourth Quarter Events.   The fourth quarter gross margin was negatively impacted by unplanned equipment outages and higher energy costs which together approximated $4.0 million. The effect of the unplanned equipment outages approximated $3.0 million and was comprised of additional costs for labor, reduced absorption, rework costs and maintenance repair materials. The Company chose to incur additional cost to address these outages in order to meet customer demands and keep pace with the increasing level of order entry. The unplanned equipment outages in the fourth quarter can be attributed, in part, to the lack of capital investment in equipment upgrades and modernization during the period prior to the Company's reorganization when the Company was burdened with excess debt. The outages resulted primarily from problems with the Company's cold rolling mill facilities and its bright annealing lines, all of which are scheduled for upgrade and/or refurbishment as part of the Company's capital expenditure program. The Company expects to complete the upgrade of cold rolling mill facilities in the first quarter of fiscal 2006. The work required on the bright annealing lines is more extensive and is expected to be completed in phases during fiscal 2006 and 2007. The Company believes that the completion of these capital projects and the related improvement in the reliability and performance of the equipment will have a positive effect on the Company’s profitability and working capital management. Since the reorganization, the Company has aggressively worked to upgrade its equipment to reduce the likelihood of unplanned outages and improve the overall efficiency of its manufacturing facilities. In addition, energy cost increased in the fourth quarter of fiscal 2005 compared to the third quarter of fiscal 2005 by $1.0 million primarily due to rising natural gas costs as a result of the hurricanes in the Gulf Coast region.

Selling, General and Administrative Expense.   Selling, general and administrative expense increased by $0.3 million to $8.9 million for the fourth quarter of fiscal 2005 from $8.6 million for the fourth quarter of fiscal 2004 on a pro forma basis. The increase in selling, general and administrative expense was due to non-recurring costs related to professional fees of $0.4 million for preparation and filing of the S-1 registration statement; $0.4 million of commission expense due to higher sales levels; $0.3 million in additional selling, general and administrative expense related to the new wire operation; and $0.1 million in higher costs associated with a higher level of business activity, increased head count and growth of foreign entities. These increases were partially offset by reduced retiree benefit cost of $0.9 million. Selling, general and administrative expenses as a percentage of net revenues decreased to 9.6% in the fourth quarter of fiscal 2005 compared to 12.6% in the fourth quarter fiscal of 2004.

Research and Technical Expense.   Research and technical expense remained relatively flat at $0.7 million or 0.8% of net revenues when comparing the fourth quarter of fiscal 2005 to the fourth quarter of fiscal 2004.

Restructuring and Other Charges.   During the fourth quarter of fiscal 2005, the Company incurred approximately $37,000 of non-recurring cost for professional fees in connection with the completion of the U.S. operations' bankruptcy filing. Corresponding expense for the fourth quarter of fiscal 2004 was $0.4 million.

Interest Expense.   Interest expense decreased by $0.5 million to $1.7 million for the fourth quarter of fiscal 2005 from $2.2 million for the fourth quarter of fiscal 2004. The $2.2 million of interest expense in the fourth quarter of fiscal 2004 consisted of $1.4 million in non-recurring fees and expenses related to the credit facility put in place upon the Company’s emergence from bankruptcy and $0.8 million in interest expense related to the Company’s outstanding balances under the credit agreement. Excluding the non-recurring fees incurred in fiscal 2004 for the new credit agreement, the Company’s interest expense increased for the fourth quarter of fiscal 2005 compared to the fourth quarter of fiscal 2004, due primarily to a higher outstanding balance on the Company’s revolving credit facility primarily resulting from high sales growth and increasing raw material cost, offset by lower interest rates provided for the credit agreement.

Income Taxes.   The effective tax rate was 37.7% for the fourth quarter of fiscal 2005 compared to 38.0% for the fourth quarter of fiscal 2004. On a year-to-year basis these rates are reflective of the federal statutory rate plus state federally effected tax rates.

Year to Year Comparison   (Information for fiscal 2004 is presented on a pro forma basis. See Schedules One, Two, and Three.)

Revenues.   Net revenues increased by $91.5 million or 39.2% to $325.0 million in fiscal 2005 from $233.5 million in fiscal 2004. Volume increased 39.5% to 20.9 million pounds in fiscal 2005 from 15.0 million pounds in fiscal 2004. The average selling price per pound decreased 0.2% to $15.53 per pound in fiscal 2005 from $15.57 per pound in fiscal 2004. The reduction in average selling price is due to the inclusion in fiscal 2005 of stainless steel wire not included in the comparable period in fiscal 2004. This wire revenue for the year equals $15.8 million and reflects 4.7 million pounds of stainless wire as a result of the Branford Acquisition. Excluding the effects of the Branford Acquisition, volume increased 8.0% and ASP increased 22.5% in fiscal 2005 versus fiscal 2004. The primary reasons for the increase in ASP are the rising cost of raw material and improving market conditions. The actual earnings per diluted share were higher than the $(0.43) to $(0.47) net loss per share announced in the November 18, 2005 press release for the same reason as noted in the quarter to quarter comparison.

Selling, General and Administrative Expense.   Selling, general and administrative expense ("SG&A") increased by $4.9 million to $33.0 million for fiscal 2005 from $28.1 million for fiscal 2004. The increase in SG&A expense was due to non-recurring costs related to professional fees of $1.4 million for preparation and filing of the S-1 registration statement; $1.2 million of non-recurring cost related to professional and consulting fees for readiness compliance of the Sarbanes-Oxley Act of 2002; $1.1 million in higher sales commission expense due to increased sales levels; $1.1 million in additional SG&A expense related to the new wire operation; and $2.2 million in higher other costs associated with a higher level of business activity, increased head count and growth of foreign entities. These increases were partially offset by the gain on sale of land and buildings at the Openshaw, England facility of $2.1 million. SG&A expenses as a percentage of net revenues decreased to 10.1% in fiscal 2005 compared to 12.0% in fiscal 2004.

Research and Technical Expense.   Research and technical expense remained relatively flat at $2.6 or 0.8% of net revenues when comparing fiscal 2005 to fiscal 2004.

Restructuring and Other Charges.   During fiscal 2005, the Company incurred non-recurring expense of $628,000 for professional fees in connection with the completion of the U.S. operations' bankruptcy filing. Corresponding expense for fiscal 2004 was $4.5 million.

Interest Expense.   Interest expense increased by $1.4 million to $6.4 million for fiscal 2005 from $5.0 million for fiscal 2004. The $5.0 million of interest expense in fiscal 2004 consisted of $1.4 million in non-recurring fees and expenses related to the credit facility put in place upon the Company’s emergence from bankruptcy and $3.6 million in interest expense related to the Company’s outstanding balances under the credit agreement. The Company’s interest expense increased for fiscal 2005 compared to fiscal 2004, due primarily to a higher outstanding balance on the Company’s revolving credit facility primarily resulting from high sales growth and increasing raw material cost, offset by lower interest rates provided for in the credit agreement.

Income Taxes.   The effective tax rate was 34.4% for fiscal 2005 compared to 38.1% for fiscal 2004. This decrease is primarily attributable to foreign rate differentials and non-deductible restructuring and S-1 filing cost.

Liquidity and Capital Resources   (Prepared on a Combined Basis of Eleven Months Predecessor Company and One Month Successor Company. See Schedule Seven)

At September 30, 2005, the Company had access to $25.6 million in working capital financing under its credit agreements (subject to borrowing base and certain reserves) and $2.9 million in available cash. The Company's liquidity in fiscal 2005 was positively affected as compared to prior periods due to the elimination of the interest expense associated with the 11 (5)/8% senior notes due September 1, 2004, which were discharged as part of the Company's reorganization. Annual interest expense attributable to the senior notes was $16.3 million. The discussion of pro forma interest expense for the fourth quarter of fiscal 2004 in the Quarter to Quarter Comparison and for fiscal year 2004 in the Year to Year Comparison does not include interest expense from the 115/8% notes due to the assumption in the pro forma calculations that the reorganization closed on the first day of each of those periods.

Net cash used in operating activities was $4.8 million in fiscal 2005, as compared to $23.9 million in fiscal 2004. At September 30, 2005, inventory balances, including the effects of the Branford Acquisition, were $17.1 million higher than fiscal 2004 year end balances, as a result of the Company's $42.5 million net cash investment in inventory during the period, which was offset by $25.4 million of non-cash fresh start inventory adjustments recognized as expense during the period. The amount of the Company's net cash investment in inventory was affected by rising costs of the raw materials nickel, molybdenum and cobalt, and a higher level of inventory required to be maintained to support the increased level of sales. The increase in cash used in operating activities was partially offset by an increase in accounts payable of $10.4 million due to the increasing cost of raw materials and the rising level of sales activity. Net cash used in investing activities was $14.7 million which included capital expenditures of $9.0 million plus $8.3 million for the Branford Acquisition offset by proceeds from sales of property of $2.3 million and a decrease in restricted cash of $0.3 million. The Branford Acquisition cost of $8.3 million included $2.6 million applicable to property, plant and equipment. In fiscal 2005, net cash used in operating and investing activities were funded by borrowings of $20.4 million on the Company's credit facility.

The Company's primary uses of capital over the next twelve months, other than providing working capital for normal operations, are expected to consist primarily of expenditures related to capital improvements, and principal and interest payments on outstanding indebtedness. Planned fiscal 2006 capital spending is targeted at $13.0 million. The main projects for fiscal 2006 include the completion of the projects started in fiscal 2005 related to the electroslag remelt equipment and rolling mills, and new projects that represent the upgrade of the annealing equipment at the Kokomo, Indiana facility. Management expects to spend $24.0 million, in the aggregate, on capital expenditures in fiscal 2006 and 2007, as compared to the $3.6 million, $5.4 million and $11.8 million spent in fiscal 2003, 2004, and 2005, respectively. Management believes that these increased expenditures are required in order to maintain the Company's competitive position within the industry.

Outlook
Backlog at September 30, 2005 was $188.4 million, which reflects 8.0 million pounds of product shipments at an average selling price of $23.58, compared to $159.2 million at June 30, 2005 reflecting 6.9 million pounds of product shipments at $23.05 average selling price. Backlog at September 30, 2004 was $93.5 million at an average selling price of $16.90.

Commenting on the outlook for fiscal 2006, Mr. Petro said, “We expect the demand for high performance alloy products to be positively driven by the continuation of favorable trends in the aerospace markets, chemical processing construction and maintenance business and the energy construction business.

“In addition to the favorable demand outlook, we anticipate that our capital upgrade program will both serve to increase our production capacity to satisfy expected market growth as well as reduce the manufacturing costs associated with these products. As we proceed with our capital upgrade program, we will experience some planned equipment downtime, which could affect our financial results in future periods. The financial effect of this planned downtime in the first quarter of fiscal 2006 is expected to be less than that of the unplanned equipment outages which we experienced in the fourth quarter of fiscal 2005. We believe these capital upgrades will reduce the likelihood of unplanned equipment outages and increase our production capacity. In view of the favorable demand outlook and the timing of the capital program, we believe that Haynes is well situated to generate improving returns for its shareholders.”

As previously announced, the Board of Directors of the Company has appointed a Special Committee of independent directors to explore strategic alternatives, including a potential sale of the Company to a third party or merger that could result in a change of control of the Company.

Fourth Quarter Conference Call
The Company will host a conference call on Friday, December 2, 2005 to discuss its fourth quarter and twelve month financial results for the period ended September 30, 2005.

Francis Petro, President and Chief Executive Officer, and Marcel Martin, Chief Financial Officer and Vice President of Finance, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, December 2, 2005

Time:	9:00 a.m. Eastern Time 8:00 a.m. Central Time 7:00 a.m. Mountain Time 6:00 a.m. Pacific Time

Dial-In Numbers:	877-407-9205 (Domestic) 201-689-8054 (International)

A live Webcast of the conference call will be available at www.haynesintl.com or at www.investorcalendar.com.

For those unable to participate a replay will be available from Friday, December 2 at 11:00 a.m. ET, through 11:59 p.m.

About Haynes International
Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, particularly under the “Outlook” section above. When used in this news release, the words “believes,” “anticipates,” “expects,” “plans” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks are discussed in detail in the Company’s filings with the Securities and Exchange Commission, in particular in its registration statement on Form S-1, Registration No. 333-124977. You should carefully read these risk factors.

All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

It is not possible to anticipate and list all risks and uncertainties that my affect the future operations or financial performance of the company; however, they include, but are not limited to, the following:

•	general economic and competitive conditions in the markets in which the Company operates;
•	the cyclical nature of the metals business;
•	fluctuations in the cost of the Company’s primary raw materials;
•	the Company’s ability to raise selling prices in order to recover increases in raw material costs;
•	the Company’s ability to continually successfully develop proprietary products; and
•	unanticipated plant outages, equipment failures or labor difficulties.

Schedule One

Haynes International, Inc.
Consolidated Statement of Operations
(In thousands except for per share data)

	Three Months Ended September 30,(1)			Twelve Months Ended September 30,(1)
	Predecessor	Successor	Successor	Predecessor	Successor	Successor
	Period July 1, 2004 to August 31, 2004	Period September 1, 2004 to September 30, 2004	Three Months Ended September 30, 2005	Period October 1, 2003 to August 31, 2004	Period September 1, 2004 to September 30, 2004	Year ended September 30, 2005
Net revenues	$43,823	$24,391	$93,112	$209,103	$24,391	$324,989
Cost of sales	34,905	26,136	78,836	171,652	26,136	288,669

Gross margin	8,918	(1,745)	14,276	37,451	(1,745)	36,320
Selling, general, and administrative expense	5,667	2,658	8,898	24,038	2,658	32,963
Research and technical expense	465	226	737	2,286	226	2,621
Restructuring and other charges	0	429	37	4,027	429	628

Operating income (loss)	2,786	(5,058)	4,604	7,100	(5,058)	108
Interest expense, net	2,048	348	1,671	13,929	348	6,353
Reorganization items	179,836	0	0	177,653	0	0

Income (loss) before income taxes	180,574	(5,406)	2,933	170,824	(5,406)	(6,245)
Expense (benefit) from income taxes	1,090	(1,760)	1107	90	(1,760)	(2,111)

Net income	$179,484	$(3,646)	$1,826	$170,734	$(3,646)	$(4,134)

Net income (loss) per share:

Basic	$1,794,840	$(0.36)	$0.18	$1,707,340	$(0.36)	$(0.41)

Diluted	$1,794,840	$(0.36)	$0.18	$1,707,340	$(0.36)	$(0.41)

Weighted Average Shares Outstanding

Basic	100	10,000,000	10,000,000	100	10,000,000	10,000,000

Diluted	100	10,000,000	10,225,140	100	10,000,000	10,000,000

(1)	As of August 31, 2004, the effective date of the plan of reorganization, the Company adopted fresh start reporting for our consolidated financial statements. With the adoption of fresh start reporting, the Company’s historical financial information for fiscal year 2004 is now represented by both predecessor and successor information and is therefore not comparable to financial information for periods after August 31, 2004. Therefore, in order to facilitate the comparison, the Company has prepared pro-forma information for the comparative periods which is reflected per schedule two, three and four.

Schedule Two

Haynes International, Inc.
Consolidated Statement of Operations
(In thousands except for per share data)
(Unaudited)

	Three Months Ended September 30, (1)		Twelve Months Ended September 30, (1)
	Pro Forma 2004 (2)	2005	Pro Forma 2004 (2)	2005
Net revenues	$68,214	$93,112	$233,494	$324,989
Cost of sales	61,847	78,836	202,221	288,669

Gross margin	6,367	14,276	31,273	36,320
Selling, general, and administrative
expense(3)	8,571	8,898	28,052	32,963
Research and technical expense	691	737	2,512	2,621
Restructuring and other charges (4)	429	37	4,456	628

Operating income (loss)	(3,324)	4,604	(3,747)	108
Interest expense, net	2,396	1,671	4,914	6,353

Income (loss) before income taxes	(5,720)	2,933	(8,661)	(6,245)
Expense (benefit) from income taxes	(2,174)	1,107	(3,291)	(2,111)

Net income (loss)	$(3,546)	$1,826	$(5,370)	$(4,134)

Net income (loss) per share:
Basic	$(0.35)	$0.18	$(0.54)	$(0.41)
Diluted	$(0.35)	$0.18	$(0.54)	$(0.41)
Weighted average shares outstanding
Basic	10,000,000	10,000,000	10,000,000	10,000,000
Diluted	10,000,000	10,225,140	10,000,000	10,000,000

(1)	As of August 31, 2004, the effective date of the plan of reorganization, the Company adopted fresh start reporting for our consolidated financial statements. With the adoption of fresh start reporting, the Company’s historical financial information for fiscal year 2004 is now represented by both predecessor and successor information and is therefore not comparable to financial information for periods after August 31, 2004. Therefore, in order to facilitate the comparison, the Company has prepared pro-forma information for the comparative periods.
(2)	Financial information presented for the three months of fiscal 2004 and the twelve months of fiscal 2004 is prepared on a pro-forma basis in order to present the combination of Predecessor and Successor financial information which occurred as a result of the plan of reorganization in fiscal 2004. Schedules three and four provide the detail calculations for the twelve month and three month periods, respectively.
(3)	As part of fresh start reporting, certain asset values were increased to reflect their fair value at August 31, 2004. These fair value adjustments are recognized ratably in cost of sales as these assets are sold or used. See schedule four for a list of the respective assets, the fair value adjustment amounts and the non-cash amount amortized and charged to cost of goods sold during the respective periods noted. In addition, schedule four also notes the amounts of non-cash option expense per respective period included in Selling, General and Administrative costs.
(4)	Consists primarily of professional fees and credit facility fees related to our restructuring and refinancing activities.

Schedule Three

PRO FORMA FINANCIAL INFORMATION
Twelve Months Ended September 30, 2004
(Unaudited)

The following unaudited pro forma consolidated statement of operations for the year ended September 30, 2004 is derived from the application of pro forma adjustments to the historical statement of operations of the predecessor Haynes International, Inc. for the period October 1, 2003 to August 31, 2004 as if the effective date of the plan of reorganization were October 1, 2003. The pro forma combined statement of operations for the year ended September 30, 2004 includes the historical results of operations of the successor Haynes International, Inc. for the period September 1, 2004 to September 30, 2004 combined with the pro forma results of operations of the predecessor Haynes International, Inc. for the period October 1, 2003 to August 31, 2004. The pro forma statement of operations should be read in conjunction with the consolidated financial statements, related notes and other financial information included in the Company’s Registration Statement on Form S-1, Registration No. 333-124977.

The pro forma adjustments are described in the notes to the pro forma statement of operations and are based on available information and assumptions that management believes are reasonable. The pro forma statement of operations is not necessarily indicative of the future results of operations of the successor Haynes International, Inc. or results of operations of the successor Haynes International, Inc. that would have actually occurred had the plan of reorganization been consummated as of October 1, 2003.

	Predecessor	Successor			Successor
(in thousands, except share and per share data)	Period October 1, 2003 to August 31, 2004	Period September 1, 2004 to September 30, 2004	Pro Forma Adjustments(1)		Pro Forma Combined Year Ended September 30, 2004
Net revenues	$209,103	$24,391	$—		$233,494
Cost of sales	171,652	26,136	4,433	(2)	202,221
Selling, general and administrative expense	24,038	2,658	1,356	(3)	28,052
Research and technical expense	2,286	226	—		2,512
Restructuring and other charges	4,027	429	—		4,456

Operating income (loss)	7,100	(5,058)	(5,789)		(3,747)
Interest expense	13,964	354	(9,363	)(4)	4,955
Interest income	(35)	(6)	—		(41)

Income (loss) before reorganization items and income taxes	(6,829)	(5,406)	3,574		(8,661)
Reorganization items	177,653	—	(177,653	)(5)	—

Income (loss) before income taxes	170,824	(5,406)	(174,079)		(8,661)
Provision for (benefit from) income taxes	90	(1,760)	(1,621	)(6)	(3,291)

Net income (loss)	$170,734	$(3,646)	$(172,458)		$(5,370)

Net income (loss) per share:
Basic	$1,707,340	$(0.36)			$(0.54)
Diluted	$1,707,340	$(0.36)			$(0.54)
Weighted average shares outstanding:
Basic	100	10,000,000			10,000,000
Diluted	100	10,000,000			10,000,000

(1)	The pro forma adjustments do not include the non-recurring charge to expense of the flow through fair value adjustment to inventory of $25,415. The effect of this adjustment will flow through cost of sales as additional expense as inventory is sold and is expected to have completely flowed through during the first five months of fiscal 2005.
(2)	To reflect the net change in historical cost of sales of the predecessor company resulting from the application of fresh start reporting. Change is due to an increase in historical depreciation expense of $239 per month for a period of eleven months and the addition of patent amortization expense of $164 per month for a period of eleven months. Each of these adjustments was calculated using the new basis of accounting resulting from the adoption of fresh start reporting.
(3)	To reflect compensation expense for the stock options granted by the successor company of $123 per month for a period of eleven months.
(4)	To reflect the elimination of interest expense on the $140,000 11 (5)/8% senior notes due September 1, 2004 of $9,363.
(5)	To eliminate reorganization items.
(6)	To reflect the net change between the historical income tax benefit and the expected income tax benefit on the pro forma operations in order to achieve our expected effective tax rate of 38%.

Schedule Four

PRO FORMA FINANCIAL INFORMATION
Three Months Ended September 30, 2004
(Unaudited)

The following unaudited pro forma consolidated statement of operations for the quarter ended September 30, 2004 is derived from the application of pro forma adjustments to the historical statement of operations of the predecessor Haynes International, Inc. for the period October 1, 2003 to August 31, 2004 as if the effective date of the plan of reorganization were October 1, 2003. The pro forma combined statement of operations for the quarter ended September 30, 2004 includes the historical results of operations of the successor Haynes International, Inc. for the period September 1, 2004 to September 30, 2004 combined with the pro forma results of operations of the predecessor Haynes International, Inc. for the period July 1, 2004 to August 31, 2004. The pro forma statement of operations should be read in conjunction with the consolidated financial statements, related notes and other financial information included in the Company’s Statement on Form S-1, Registration No. 333-124977.

The pro forma adjustments are described in the notes to the pro forma statement of operations and are based on available information and assumptions that management believes are reasonable. The pro forma statement of operations is not necessarily indicative of the future results of operations of the successor Haynes International, Inc. or results of operations of the successor Haynes International, Inc. that would have actually occurred had the plan of reorganization been consummated as of October 1, 2003.

	Predecessor	Successor			Successor
(in thousands, except share and per share data)	Period July 1, 2004 to August 31, 2004	Period September 1, 2004 to September 30, 2004	Pro Forma Adjustments(1)		Pro Forma Combined Three Months Ended September 30, 2004
Net revenues	$43,823	$24,391	$—		$68,214
Cost of sales	34,905	26,136	806	(2)	61,847
Selling, general and administrative expense	5,667	2,658	246	(3)	8,571
Research and technical expense	465	226	—		691
Restructuring and other charges	—	429	—		429

Operating income (loss)	2,786	(5,058)	(1,052)		(3,324)
Interest expense	2,055	354	—		2,409
Interest income	(7)	(6)	—		(13)

Income (loss) before reorganization items and income taxes	738	(5,406)	(1,052)		(5,720)
Reorganization items	179,836	—	(179,836	)(4)	—

Income (loss) before income taxes	180,574	(5,406)	(180,888)		(5,720)
Provision for (benefit from) income taxes	1,090	(1,760)	(1,504	)(5)	(2,174)

Net income (loss)	$179,484	$(3,646)	$(179,384)		$(3,546)

Net income (loss) per share:
Basic	$1,794,840	$(0.36)			$(0.35)
Diluted	$1,794,840	$(0.36)			$(0.35)
Weighted average shares outstanding:
Basic	100	10,000,000			10,000,000
Diluted	100	10,000,000			10,000,000

(1)	The pro forma adjustments do not include the non-recurring charge to expense of the flow through fair value adjustment to inventory of $25,415. The effect of this adjustment will flow through cost of sales as additional expense as inventory is sold and is expected to have completely flowed through during the first five months of fiscal 2005.
(2)	To reflect the net change in historical cost of sales of the predecessor company resulting from the application of fresh start reporting. Change is due to an increase in historical depreciation expense of $239 per month for a period of two months and the addition of patent amortization expense of $164 per month for a period of two months. Each of these adjustments was calculated using the new basis of accounting resulting from the adoption of fresh start reporting.
(3)	To reflect compensation expense for the stock options granted by the successor company of $123 per month for a period of two months.
(4)	To eliminate reorganization items.
(5)	To reflect the net change between the historical income tax benefit and the expected income tax benefit on the pro forma operations in order to achieve our expected effective tax rate of 38%.

Schedule Five

Impact of Fresh Start Reporting on Cost of Sales

Upon implementation of the plan of reorganization in fiscal 2004, fresh start reporting was adopted by the Company in accordance with SOP-90-7. Under fresh start reporting, the reorganization value is allocated to the Company’s net assets based on their relative fair values in a manner similar to the accounting provisions applied to business combinations under Statement of Financial Standards No. 141, Business Combinations (“SFAS No. 141”).

The Company’s operating income is reduced by the recognition of the fair market value adjustments to the Company’s assets required by the adoption of fresh start reporting. Cost of sales included $5.5 million, $1.2 million and $30.2 million of these non-cash costs for September 2004, the three months ended September 30, 2005, and the twelve months ended September 30, 2005, respectively. In addition, selling, general and administrative expense included $123,000, $194,000 and $1,302,000 of amortization for September 2004, the three months ended September 30, 2005 and the twelve months ended September 30, 2005, respectively, related to stock options granted by the Company upon emergence from bankruptcy. See notes 1 and 2 to the consolidated financial statements included in the S-1 filed in fiscal 2005.

The fair market value adjustments to the historical basis of assets are being recognized as follows (dollars in thousands):

	Fair Value Adjustment	Recognition Period		Expense Recognized from September 1 to September 30, 2004(3)	Expense Recognized from July 1, to September 30, 2005	Expense Recognized from October 1, 2004 to September 30, 2005(3)

Goodwill	$40,353	N/A	(1)	—	—	—
Inventory	30,497	6 months	(2)	$5,083	—	$25,414
Machinery and equipment	41,628	14 years		245	$743	2,974
Buildings	(859)	12 years		(6)	(18)	(72)
Land	41	N/A		—	—	—
Trademarks	3,800	N/A	(1)	—	—	—
Patents	8,667	2 to 14 years		164	471	1,886

				$5,486	$1,196	$30,202

(1)	Under applicable accounting rules, goodwill and trademarks are not amortized but are assessed to determine impairment at least annually.
(2)	Estimated length of time for one complete inventory turn.
(3)	Non-cash expenses for inventory, machinery and equipment, buildings and patents are reflected in cost of goods sold.

Schedule Six

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	September 30, 2004	September 30, 2005

ASSETS
Current assets:
Cash and cash equivalents	$2,477	$2,886
Restricted cash - current portion	997	110
Accounts receivable, less allowance for doubtful accounts of $1,099 and $1,514,
respectively	54,443	58,730
Inventories, net	130,754	147,860
Refundable income taxes	746	—
Deferred income taxes	—	7,298

Total current assets	189,417	216,884

Property, plant and equipment, net	80,035	85,125
Deferred income taxes - long term portion	36,651	27,665
Prepayments and deferred charges, net	1,999	2,457
Restricted cash - long term portion	—	550
Goodwill	40,353	43,055
Other intangible assets	12,303	11,386

Total assets	$360,758	$387,122

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$34,165	$45,495
Income taxes payable	—	399
Accrued postretirement benefits	4,890	5,527
Revolving credit facilities	82,482	104,468
Deferred income taxes	5,005	—
Current maturities of long term debt	1,049	1,501

Total current liabilities	127,591	157,390

Long-term debt	2,462	414
Accrued pension and postretirement benefits	115,129	117,449

Total liabilities	245,182	275,253

Stockholders' equity:
Common stock, $0.001 par value (20,000,000 shares authorized, 10,000,000 shares
issued and outstanding)	10	10
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)
Additional paid-in capital	121,145	120,972
Accumulated deficit	(3,646)	(7,780)
Accumulated other comprehensive income (loss)	363	(512)
Deferred stock compensation	(2,296)	(821)

Total stockholders' equity	115,576	111,869

Total liabilities and stockholders' equity	$360,758	$387,122

Schedule Seven

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(Unaudited)

	Predecessor(1)	Successor(1)	Combined(1)	Successor
	Period October 1, 2003 to August 31, 2004	Period September 1, 2004 to September 30, 2004	Period October 1, 2003 to September 30, 2004	Year Ended September 30, 2005
Cash flows from operating activities:
Net income (loss)	$170,734	$(3,646)	$167,088 (1)	$(4,134)
Depreciation	5,035	494	5,529	6,131
Amortization	2,739	164	2,903	1,895
Deferred compensation expense	—	—	—	1,302
Deferred income taxes	(1,567)	(1,648)	(3,215)	(5,655)
Gain (loss) on disposition of property and equipment	(437)	(13)	(450)	(1,937)
Reorganization items	(177,653)	—	(177,653)	—
Change in assets and liabilities (net of effects
of acquisition):
Accounts receivable	(15,281)	(4,241)	(19,522)	(2,211)
Inventories	(15,254)	853	(14,401)	(14,244)
Other assets and reorganization items	1,046	503	1,549	(374)
Accounts payable and accrued expenses	12,864	6,604	19,468	10,364
Income taxes payable	(96)	(88)	(184)	1,124
Accrued pension and postretirement benefits	480	312	792	2,957

Net cash used in operating activities before
reorganization costs	(17,390)	(706)	(18,096)	(4,782)
Reorganization items paid	(5,799)	—	(5,799)	—

Net cash used in operating activities	(23,189)	(706)	(23,895)	(4,782)
Cash flows from investing activities:
Additions to property, plant and equipment	(4,782)	(637)	(5,419)	(9,029)
Proceeds from disposals of property, plant and equipment	1,270	15	1,285	2,326
Acquisition of The Branford Wire and Manufacturing
Company, net of cash acquired	—	—	(8,300)
Change in restricted cash	1,009	(12)	997	337

Net cash provided by (used in) investing activities	(2,503)	(634)	(3,137)	(14,666)
Cash flows from financing activities:
Net repayment of short term borrowings	(56,815)	—	(56,815)	—
Net increase (decrease) in revolving credit and
long term debt	80,296	1,060	81,356	20,390
Payment of debt issuance cost	—	—	—	(465)

Net cash provided by (used in) financing
activities	23,481	1,060	24,541	19,925
Effect of exchange rates on cash	80	97	177	(68)

Increase (decrease) in cash and cash equivalents	(2,131)	(183)	(2,314)	409
Cash and cash equivalents:
Beginning of period	4,791	2,660	4,791	2,477

End of period	$2,660	$2,477	$2,477	$2,886

Supplemental disclosures of cash flow information:
Cash paid during period for: Interest	$3,426	$354	$3,780	$6,377

Income Taxes	$161	$—	$161	$2,681

(1)	Information for eleven month period ending August 31, 2004 combined with information for one month period ending September 30, 2004 to provide liquidity information comparable to presentation of liquidity information in Company's Registration Statement on Form S-1, Registration No. 333-124977.
(2)	Please see Schedule Three for the calculation of net income on a pro forma basis for the twelve months ended September 30, 2004.